PRELIMINARY TERM SHEET [12/15/05]



                               HEMT Series 2005-5
                                 [$445,050,200]




              Credit Suisse First Boston Mortgage Securities Corp.
                                    Depositor

                         U.S. Bank National Association
                                     Trustee











The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.





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
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                                                                  % of Loans by    Weighted     Weighted    Weighted
                                   Number              Aggregate      Scheduled     Average      Average     Average        % Owner
Prepay Penalty Period            of Loans      Scheduled Balance        Balance        FICO    Comb. LTV      Coupon       Occupied
------------------------------------------------------------------------------------------------------------------------------------
0                                   5,752       $ 248,599,731.75          58.19         684        93.34       10.19          89.26
6                                     275       $  19,001,341.89           4.45         703        91.26       10.26          67.95
12                                    320       $  19,983,523.02           4.68         685        90.57       10.34          84.81
24                                  1,695       $  84,736,546.53          19.83         655        98.08       10.42          98.55
36                                  1,237       $  50,348,674.81          11.78         664        90.46       10.95          90.61
60                                    200       $   4,581,952.08           1.07         615        73.52       12.34          88.77
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Total:                              9,479       $ 427,251,770.08         100.00         676        93.50       10.36          90.10
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